Exhibit 3.1

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0442402010-8
Barbara K. Cegavske (signature)	Filing Number 20190384616
Secretary of State State Of Nevada	Filed On 12/30/2019 1:11:00 PM
	Number of Pages 9

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

☐ **Certificate of Designation**
☐ **Certificate of Amendment to Designation - Before Issuance of Class or Series**
☒ **Certificate of Amendment to Designation - After Issuance of Class or Series**
☐ **Certificate of Withdrawal of Certificate of Designation**

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: NGEN TECHNOLOGIES HOLDINGS CORP. Entity or Nevada Business Identification Number (NVID): E0442402010-8
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing:
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing: Series X Convertible Preferred Stock
5. Amendment of class or series of stock:	☐ Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. ☒ Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* The Articles, as amended, authorize the issuance by the Corporation of shares of common stock, par value of $0.001 per share ("Common Stock") and 10,000,000 shares of preferred stock, par value of $0.001 per share ("Preferred Stock") ***Please see attached Amended and Restated Designation***
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X Edward Carter (signature) Signature of Officer Date: 12/30/2019

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

Page 1 of 1
Revised: 1/1/2019

Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES X CONVERTIBLE PREFERRED STOCK

of

Ngen Technologies Holdings Corp.

a Nevada corporation (previously named Liberated Solutions, Inc.)

Pursuant to Section 78.1955 of the Nevada Revised Statutes

The undersigned, Edward Carter, hereby certifies that:

1.	He is the duly elected Chief Executive Officer of Ngen Technologies Holdings Corp., a Nevada corporation previously named Liberated Solutions, Inc. (“Corporation”).

2.	A resolution was adopted and approved by the Board of Directors of the Corporation by unanimous written consent on December 20, 2019 authorizing and approving the Second Amended and Restated Certificate of Designation of Preferences and Rights of Series X Convertible Preferred Stock of the Corporation set forth below.

3.	The approval of stockholders as required by Subsection 3 of Section 78.1955 of the Nevada Revised Statutes has been obtained.

IN WITNESS WHEREOF, the undersigned does hereby execute this Certificate, and does hereby acknowledge that this instrument constitutes his act and deed and that the facts stated herein are true.

Ngen Technologies Holdings Corp.

By:	/s/ Edward Carter
Name:	Edward Carter
Title:	Chief Executive Officer
Dated:	December 20, 2019

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATIONS OF PREFERENCES AND RIGHTS OF

SERIES X CONVERTIBLE PREFERRED STOCK

of

Ngen Technologies Holdings Corp.

a Nevada corporation (previously named Liberated Solutions, Inc.)

The undersigned Chief Executive Officer of Ngen Technologies Holdings Corp., a Nevada corporation previously named Liberated Solutions, Inc. (“Corporation”), a corporation organized and existing under the laws of the State of Nevada, does hereby certify that, pursuant to the authority contained in the Corporation’s Articles of Incorporation (“Articles”) and pursuant to Section 78.1955 of the Nevada Revised Statutes (“NRS”), and in accordance with the provisions of the resolution amending the Certificate of Designations or Preferences and Rights of Series X Convertible Preferred Stock as follows:

FIRST: The Articles, as amended, authorize the issuance by the Corporation of shares of common stock, par value of $0.001 per share (“Common Stock”) and 10,000,000 shares of preferred stock, par value of $0.001 per share (“Preferred Stock”), and further, authorize the Board of Directors (“Board”) of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established.

SECOND: By unanimous written consent of the Board dated August 14, 2019, the Board designated one million shares of the Preferred Stock as Series X Convertible Preferred Stock, par value $0.001 per share (“Series X Preferred Stock”), pursuant to a resolution providing that a series of preferred stock of the Corporation be and hereby is created and that the designation and number of shares thereof and the voting and other powers, preferences and relative, participating, optional or other rights of the shares of such Series X Preferred Stock, and the qualifications, limitations and restrictions thereof, are as set forth on Certificate of Designations or Preferences and Rights of Series X Convertible Preferred Stock as filed with the Secretary of State of the State of Nevada on August 15, 2019;

THIRD, by unanimous written consent of the Board dated December 20, 2019, and with the approval of all of the holders of the Series X Preferred Stock (the “Series X Holders”) via unanimous written consent dated December 20, 2019, the Board and the Series X Holders determined to amend and restate the Certificate of Designations or Preferences and Rights of Series X Convertible Preferred Stock as follows:

SERIES X CONVERTIBLE PREFERRED STOCK

Section 1. Powers and Rights of Series X Convertible Preferred Stock. There is hereby designated a class of Preferred Stock of the Corporation as the Series X Convertible Preferred Stock, par value $0.001 per share of the Corporation (the “Series X Preferred Stock”). The number of shares, powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, if any, of the Series X Preferred Stock shall be as set forth in this Certificate of Designations of Preferences and Rights of Series X Convertible Preferred Stock (this “Certificate of Designations”). For purposes herein, a holder of shares of Series X Preferred Stock shall be referred to as a “Series X Holder.”

(a) Number and Stated Value. The number of authorized shares of the Series X Preferred Stock is one million (1,000,000) shares.

(b) Conversion. Each share of Series X Preferred Stock shall be convertible into, or deemed convertible into as set forth herein, shares of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) as set forth herein and subject to the conditions as set forth herein (such shares of Common Stock being issued upon conversion, the “Conversion Shares”).

(i)	Timing of Conversion. Each share of Series X Preferred Stock shall be convertible into Conversion Shares at the election of the applicable Series X Holder at any time.

(ii)	Conversion Shares. Each share of Series X Preferred Stock shall be initially be convertible into 67,710.053 Conversion Shares (prior to the completion of the 1 for 2,000 reverse split of the Common Stock currently in process), subject to adjustment as set forth herein (the “Conversion Ratio”). The Conversion Ratio shall be subject to adjustment as set forth in Section 1(g).

(iii)	Conversion Election. A Series X Holder shall effect conversions pursuant to this Section 1(b) by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Series X Notice of Conversion”). Each Series X Notice of Conversion shall specify the number of shares of Series X Preferred Stock to be converted, the number of shares of Series X Preferred Stock owned prior to the conversion at issue, the number of shares of Series X Preferred Stock owned subsequent to the conversion at issue, the number of shares of Common Stock to be received, and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Series X Holder delivers such Series X Notice of Conversion to the Corporation (such date, the “Series X Conversion Date”). If no Series X Conversion Date is specified in a Series X Notice of Conversion, the Series X Conversion Date shall be the date that such Series X Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Series X Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Series X Notice of Conversion form be required. The calculations and entries set forth in the Series X Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Series X Preferred Stock, a Series X Holder shall not be required to surrender the certificate(s) representing the shares of Series X Preferred Stock to the Corporation unless all of the shares of Series X Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Series X Preferred Stock promptly following the Series X Conversion Date at issue. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such Series X Holder a certificate or certificates for the number of Conversion Shares to which such Series X Holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made on the Series X Conversion Date, and the person or persons entitled to receive the Conversion Shares shall be treated for all purposed as the record holder or holders of such shares of Common Stock as of such date. All shares of Series X Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive Conversion Shares in exchange therefor.

(iv)	Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Series X Preferred Stock. As to any fraction of a share which the Series X Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board, or round up to the next whole share of Common Stock.

(v)	Transfer Taxes and Expenses. The issuance of Series X Conversion Shares on conversion of Series X Preferred Stock shall be made without charge to any Series X Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Series X Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Series X Conversion Shares upon conversion in a name other than that of the Series X Holders of such shares of Series X Preferred Stock and the Corporation shall not be required to issue or deliver such Series X Conversion Shares unless or until the Person (as defined below) or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. For purposes hereof, “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(c) Vote. Other than as set forth in Section 1(i) and Section 1(j), each share of Series X Preferred Stock a number of votes equal to the number of Conversion Shares into which such share of Series X Preferred Stock may then be converted, or deemed convertible pursuant to the provisions of Section 1(h), on any matter submitted to the holders of the Common Stock, or any class thereof, for a vote, and shall vote together with the Common Stock, or any class thereof, as applicable, on such matter for as long as the share of Series X Preferred Stock is issued and outstanding.

(d) Dividends. Series X Holders shall be entitled to receive, and the Corporation shall pay, such dividends and other distributions, on shares of Series X Preferred Stock as and when paid on the Common Stock, payable on the Series X Preferred Stock on an as-converted basis (i.e., assuming that the Series X Preferred Stock was otherwise convertible at such time or deemed convertible pursuant to the provisions of Section 1(h)).

(e) No Preferences upon Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, a merger or consolidation of the Corporation wherein the Corporation is not the surviving entity, or a sale of all or substantially all of the assets of the Corporation, the Series X Preferred Stock shall not be entitled to receive any distribution of any of the assets or surplus funds of the Corporation but shall participate with the Common Stock on any such distributions on an as-converted basis (i.e., assuming that the Series X Preferred Stock was otherwise convertible at such time or deemed convertible pursuant to the provisions of Section 1(h)).

(f) Participation. The Series X Preferred Stock shall participate in any distributions or payments to the holders of the Common Stock on an as-converted basis (i.e., assuming that the Series X Preferred Stock was otherwise convertible at such time or deemed convertible pursuant to the provisions of Section 1(h)), but shall not participate in any distributions to any other classes of Preferred Stock of the Corporation other than those made to such other classes of Preferred Stock which are convertible into shares of Common Stock and which are entitled to such distributions or payments on an as-converted basis.

(g) Adjustments. The Conversion Ratio shall be subject to proportional and equitable adjustments following the date hereof for splits, combinations or dividends relating to the Common Stock, or combinations, recapitalization, reclassifications, extraordinary distributions and similar events that occur on or after the date hereof. By way of example and not limitation, in the event of forward split of the Common Stock following the date hereof, in which each share of Common Stock is converted into two shares of Common Stock, the Conversion Ratio shall be increased by 100%, such that each share of Series X Preferred Stock is convertible into 114,293.112 shares of Common Stock; and in the event of a reverse split of the Common Stock following the Price Determination Date in which each two shares of Common Stock are converted into one share of Common Stock, the Conversion Ratio shall be reduced by 50%, such that each share of Series X Preferred Stock is convertible into 28,573.278 shares of Common Stock.

(h) Rights Applicable. For the avoidance of doubt, in the event that there are not a sufficient number of authorized but unissued shares of Common Stock available at any time to provide for full conversion of the Series X Preferred Stock, each share of Series X Preferred Stock shall nevertheless be deemed convertible into the applicable Conversion Shares and shall have the rights and preferences set forth herein assuming that there did exist a sufficient number of authorized but unissued shares of Common Stock available at any time to provide for full conversion of the Series X Preferred Stock, with the intent being that the Series X Preferred Stock shall have the rights and preferences as set forth herein on an as-converted basis, notwithstanding the inability of such shares of Series X Preferred Stock to actually be converted into shares of Common Stock due to the lack of authorized but unissued shares of Common Stock.

(i) Amendment. The Corporation may not, and shall not, amend or repeal this Certificate of Designations without the prior written consent of Series X Holders holding a majority of the Series X Preferred Stock then issued and outstanding, in which vote each share of Series X Preferred Stock then issued and outstanding shall have one vote, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of such Series X Holders.

(j) Protective Provisions. In addition to any other rights and restrictions provided under applicable law, without first obtaining the affirmative vote or written consent of the Series X Holders holding a majority of the shares of Series X Preferred Stock, with each share of Series X Preferred Stock having one vote on such matter the Corporation shall not amend or repeal any provision of, or add any provision to, the Corporation’s Articles of Incorporation or bylaws if such action would adversely alter or change the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Series X Preferred Stock and any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

Section 2. Miscellaneous.

(a) Legend. Any certificates representing the Series X Preferred Stock shall bear a restrictive legend in substantially the following form (and a stop transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR REGISTERED NOR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS WHICH ARE SET FORTH HEREIN.

(b) Lost or Mutilated Series X Preferred Stock Certificate. If the certificate for the Series X Preferred Stock held by the Series X Holder thereof shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the share of Series X Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Corporation.

(c) Interpretation. If the Series X Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designations, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

(d) Waiver. Any waiver by the Corporation or the Series X Holder of a breach of any provision of this Certificate of Designations shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designations. The failure of the Corporation or the Series X Holder to insist upon strict adherence to any term of this Certificate of Designations on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designations. Any waiver must be in writing.

(e) Severability. If any provision of this Certificate of Designations is invalid, illegal or unenforceable, the balance of this Certificate of Designations shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates applicable laws governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum permitted rate of interest.

IN WITNESS WHEREOF, Ngen Technologies Holdings Corp., a Nevada corporation, has caused this Certificate of Designations to be signed by a duly authorized officer on this 20th day of December, 2019.

Ngen Technologies Holdings Corp.

By:	/s/ Edward Carter
Name:	Edward Carter
Title:	Chief Executive Officer

Annex A

Series X Notice of Conversion

(To be executed by a Series X Holder in order to convert shares of Series X Preferred Stock)

Subject to the terms and conditions of the Articles of Incorporation of Ngen Technologies Holdings Corp., a Nevada corporation (the “Corporation”), the undersigned hereby elects to convert the number of shares of Series X Convertible Preferred Stock, par value $0.001 per share (the “Series X Preferred Stock”) of the Corporation indicated below into shares of common stock, par value $0.001 per share (the “Common Stock”) of the Corporation, according to the conditions hereof, as of the date written below.

Conversion calculations:

Date to Effect Conversion:	____________________________
Number of shares of Series X Preferred Stock held prior to conversion:	____________________________
Number of shares of Series X Preferred Stock to be converted:	____________________________
Number of shares of Common Stock to be issued:	____________________________
Number of shares of Series X Preferred Stock held subsequent to conversion:	____________________________
Address for Delivery:	____________________________ ____________________________ ____________________________ ____________________________

Series X Holder Name:	______________________________
Signature:	______________________________
By:	______________________________
Title (if applicable):	______________________________